KPMG Accountants N.V. Laan van Langerhuize 1 P.O. Box 74500 1186 DS Amstelveen 1070 DB Amsterdam The Netherlands The Netherlands Telephone +31 (0)20 656 7890 www.kpmg.com/nl November 22, 2019 Securities and Exchange Commission Washington, D.C. 20549 Ladies and G entlemen, We are currently principal accountants for NXP Semiconductors N.V. and, under the date of March 1, 2019, we reported on the consolidated financial statements of NXP Semiconductors N.V. as of and for the years ended December 31, 2018 and 2017 and the effectiveness of internal control over financial reporting as of December 31, 2018. On November 19, 2019, we were notified that NXP Semiconductors N.V. determined to recommend that Ernst & Young Accountants LLP stand for appointment at the 2020 AGM as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG Accountants N.V. will cease upon completion of the audit of NXP Semiconductors N.V. consolidated financial statements as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our report thereon. We have read NXP Semiconductors N.V.'s statements included under Item 4.01 of its Form 8-K dated November 22, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with NXP Semiconductors N.V.'s statements as described in Section (b) Appointment of New Independent Registered Public Accounting Firm. Very truly yours, /s/ KPMG Accountants N.V.